Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Post-Effective Amendment No.1 to Registration Statement on Form S-1 (File no. 333-227388) of our report dated January 15, 2019 with respect to the audited consolidated financial statements of AmeriCann, Inc. and its subsidiary for the years ended September 30, 2018 and 2017. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

July 22, 2019